As filed with the Securities and Exchange Commission on December 16, 2015.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PAR PACIFIC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1060803
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Memorial City Plaza

800 Gessner Road, Suite 875

Houston, Texas 77024

(Address of Principal Executive Offices) (Zip Code)

PAR PACIFIC HOLDINGS, INC.

2012 LONG TERM INCENTIVE PLAN

(Full Title of the Plan)

Name, Address and Telephone Number of Agent for Service:	Copy of Communications to:

J. Matthew Vaughn Senior Vice President and General Counsel Par Pacific Holdings, Inc. One Memorial City Plaza 800 Gessner Road, Suite 875 Houston, Texas 77024 (281) 899-4800	E. James Cowen Porter Hedges LLP 100 Main Street, 36th Floor Houston, Texas 77002-6336 (713) 226-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $.01 per share	2,400,000	$23.14	$55,536,000	$5,592.48

(1)	Pursuant to Rule 416(a), also registered hereunder is an indeterminate number of shares of common stock issuable as a result of the anti-dilution provisions of the Par Pacific Holdings, Inc. 2012 Long Term Incentive Plan (the “Plan”).
(2)	Pursuant to Rule 457(c), the registration fee is calculated on the basis of the average of the high and low sale prices for the common stock on the NYSE MKT on December 14, 2015, $23.14. Pursuant to General Instruction E to Form S-8, the registration fee is calculated only with respect to additional securities registered under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This registration statement registers an additional 2,400,000 shares of the common stock of Par Pacific Holdings, Inc. (“Registrant”) related to the Par Pacific Holdings, Inc. 2012 Long Term Incentive Plan, which are the same class as other securities for which a registration statement on Form S-8, File No. 333-185612 (the “Prior Registration Statement”), has been previously filed. Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statement are hereby incorporated by reference.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Par Pacific Holdings, Inc. 2012 Long Term Incentive Plan. Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 filed on December 21, 2012.

*4.2	Amendment to Par Pacific Holdings, Inc. 2012 Long Term Incentive Plan.

*5.1	Opinion of Porter Hedges LLP with respect to the legality of the securities.

*23.1	Consent of Deloitte & Touche LLP.

*23.2	Consent of EKS&H LLLP.

*23.3	Consent of Ernst & Young LLP.

*23.4	Consent of Netherland, Sewell & Associates, Inc.

*23.5	Consent of Porter Hedges LLP (included in Exhibit 5.1).

*24.1	Power of Attorney (included on signature page of this registration statement).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 16th day of December, 2015.

PAR PACIFIC HOLDINGS, INC.

By:	/s/ William Pate
William Pate
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William Pate and Christopher Micklas, and each of them, either of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments and supplements to this registration statement, and to file the same, or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William Pate	Director, Chief Executive Officer and President	December 16, 2015
William Pate	(Principal Executive Officer)

/s/ Christopher Micklas	Chief Financial Officer	December 16, 2015
Christopher Micklas	(Principal Financial Officer)

/s/ Kelly Rosser	Vice President and Chief Accounting Officer	December 16, 2015
Kelly Rosser	(Principal Accounting Officer)

/s/ Melvyn N. Klein	Chairman of the Board of Directors	December 16, 2015
Melvyn N. Klein

/s/ Robert S. Silberman	Vice Chairman of the Board	December 16, 2015
Robert S. Silberman

/s/ Curt Anastasio	Director	December 16, 2015
Curt Anastasio

/s/ Timothy Clossey	Director	December 16, 2015
Timothy Clossey

/s/ L. Melvin Cooper	Director	December 16, 2015
L. Melvin Cooper

/s/ Walter A. Dods, Jr.	Director	December 16, 2015
Walter A. Dods, Jr.

Signature	Title	Date

/s/ Joseph Israel	Director	December 16, 2015
Joseph Israel

/s/ William Monteleone	Director	December 16, 2015
William Monteleone